EXHIBIT 99



FOR IMMEDIATE RELEASE               FOR FURTHER INFORMATION CONTACT:

                                    Parker Drilling:  Ed Hendrix or Phil Burch,
Investor
                                    Relations or Tim Colwell, Public Relations,
918-585-8221

                                    Superior  Energy  Services:   Terence Hall,
CEO:  Robert
                                    Taylor, CFO:  Guy Cook, Investor Relations,
504-362-4321

     PARKER DRILLING AND SUPERIOR ENERGY SERVICES ANNOUNCE PLANNED MERGER

(Tulsa, Oct. 29, 1998) Parker Drilling Company (NYSE: PKD) and Superior Energy Services, Inc. (NASDAQ:SESI) jointly announced today the execution of a definitive agreement to combine the two companies.

Under the terms of the agreement, each share of Superior common stock will be exchanged for 0.9 shares of Parker. With the exchange of shares and assumed debt of $25 million, the total current market value of the transaction is approximately $168 million. The deal is expected to close in early 1999 and is subject to approval of Parker and Superior shareholders and the customary regulatory approvals.

As a result of the transaction, Parker will issue approximately 26 million new shares to current Superior shareholders, and will then have approximately 103 million shares outstanding after the closing of the transaction.

"Our merger with Superior Energy Services continues our long term corporate strategy to expand this high-margin side of our business," said Robert L. Parker Jr., Parker Drilling's president and chief executive officer. "Superior's wide geographic presence and excellent reputation with Gulf of Mexico operators, will allow Parker to expand our premium rental tool business in deep offshore markets and internationally."

"Obviously, this transaction rewards our shareholders with a substantial premium," said Terence hall, Superior's chairman, president and chief executive officer. "But more importantly, it will allow our existing business lines to grow by accessing Parker's well-established international platform and thereby further enhance shareholder value."

Superior provides oil tool rentals, well plug and abandonment services, and other specialized products and services to oil companies operating in the Gulf of Mexico and Gulf Coast land regions. Superior is headquartered in Harvey, La.

In 1996, Parker acquired Louisiana-based Quail Tools and barge drilling contractor Mallard Bay Drilling. The same year Parker acquired the assets of Bolifor, S.A., Bolivia's largest land drilling contractor, and in 1997, Parker expanded its Gulf of Mexico presence with the purchase of Hercules Offshore Corporation.

Parker is an international provider of offshore and on-land drilling services. The company's wide variety of equipment includes shallow water jackups and offshore platform rigs, transition zone barge rigs and land rigs which currently operates in 14 countries. Tulsa-based Parker, founded in 1934, has operated in 49 nations.

This news release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995. Although the company believes that these statements are based upon reasonable assumptions, the company can give no assurance that its expectations will be achieved. Actual results may differ materially due to various risks and uncertainties which are outside the control of the company, such as market prices of oil and gas, the volatility of such prices, governmental regulation and trade restrictions, worldwide economic activity and political stability in major oil producing areas.